Exhibit 99.1

Risk factors

The following discussion of risk factors updates and supersedes the “Risk Factors” in HomeBanc Corp.’s Annual Report on Form 10-K filed on March 31, 2005. As used below, the words “Company”, “we”, “us” and “our” mean HomeBanc Corp., including its subsidiaries, as well as HomeBanc Corp.’s predecessors and their subsidiaries. “HBMC” refers to HomeBanc Mortgage Corporation, which became a wholly-owned subsidiary of HomeBanc Corp. in July 2004.

Risks related to our business

We originate mortgage loans primarily in the Southeast, and any adverse market or economic conditions in that region may negatively affect our loan originations and the ability of our customers to repay their loans.

Our mortgage loan originations have been, and are expected to be, concentrated in the Southeast United States. In 2004 and 2005, approximately 95% and 94.1%, respectively, of our residential mortgage loan originations were made to borrowers in the States of Georgia and Florida. Any adverse market or economic conditions in the Southeast may increase the risk that our borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans as collateral could be negatively impacted by adverse market and economic conditions in our region. Our regional concentration may also adversely affect the terms of our securitizations. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the Southeast could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm the value of our assets, our revenues, results of operations, financial condition, business prospects and ability to make distributions to our shareholders. In addition, if the volume of home sales declines in the Southeast, then the volume of purchase money mortgages, which is our focus, likely would also decline, negatively affecting our revenues, results of operations and ability to make distributions to our shareholders.

We have a limited operating history with respect to securitizing mortgage loans or managing a portfolio of mortgages.

Prior to our initial public offering and reorganization in July 2004, HBMC sold substantially all of the mortgage loans that it originated to third parties in whole loan and securitized form. Since our initial public offering, our strategy has been to continue to sell a majority of the fixed-rate mortgage loans that we originate to third parties, while building a leveraged portfolio of the prime adjustable-rate mortgage loans that we originate and that meet our investment criteria, including interest-only and hybrid mortgage loans. Although certain members of our senior management team have past experience in mortgage banking, securitizing mortgage loans, and investing in and managing portfolios of residential mortgage loans, we have a limited history with respect to securitizing mortgage loans, and have managed an investment portfolio of mortgages commencing only after the completion of our initial public offering. Our ability to complete securitizations in the future on favorable terms will depend upon a number of factors, including the skill of our management team, conditions in the securities markets generally, especially in the mortgage-backed securities segment, the performance of our portfolio of securitized loans and our ability to obtain leverage on terms that allow us to earn a reasonable spread over our interest costs. In addition, the poor performance of any pool of loans we do securitize could increase the expense of any subsequent securitization we bring to market. Accordingly, lack of demand in the securitization markets generally or a change in the market’s demand for our mortgage- backed debt securities could have a material adverse effect on our results of operations, financial condition and business prospects. If we are unable to securitize efficiently the mortgage loans that we originate, it would be more difficult and expensive to build our mortgage loan portfolio, and our profitability would be adversely affected. Likewise, revenues for the duration of our investment in those loans would decline, which would lower our earnings from the loans in our portfolio. We cannot assure you that we will be able to complete mortgage-backed debt securitizations in the future on favorable terms, or at all.

Our management has limited experience in operating REITs.

We have elected to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the “Code,” beginning for our taxable year ended on December 31, 2004. Since we have operated as a REIT only since July 2004, our management’s experience in operating a REIT is limited. If our management is unable to successfully operate as a REIT, then our results of operations would suffer, and we would have less funds available for distribution to our shareholders.

We rely on key personnel, the loss of whom could impair our ability to successfully operate our business.

Our future success depends, to a significant extent, on the continued services of our executive management team, especially Patrick S. Flood, our chairman of the board and chief executive officer, and Kevin D. Race, our president, chief operating officer and chief financial officer. Although we have employment agreements with Messrs. Flood and Race, these executives may not remain employed with us. We presently maintain key person life insurance policies on Messrs. Flood and Race. However, these insurance policies would not fully offset the loss to our business, and our organization generally, that would result from our losing the services of these key individuals. As a result, the loss of services of one or more members of our senior management team could adversely affect our ability to successfully operate our business and our prospects.

The loss of our strategic marketing alliances, or our inability to create strategic marketing alliances in new markets, could negatively affect our results of operations.

Our strategic marketing alliances with residential realtors and home builders have provided us with a point-of-sale network in our markets and are a key component of our business. If we should lose certain of these strategic marketing alliances, or if these alliances or the parties involved in these alliances were adversely affected, whether as a result of changes in laws, regulations, regulatory interpretations or otherwise, we may well experience a decline in our mortgage loan production, which would negatively affect our revenues and results of operations, and could limit our ability to pay distributions to our shareholders. In addition, if we are unable to create and establish strategic marketing alliances in new markets and add to those in our existing markets, or if we are unable to continue to successfully leverage our existing and future strategic marketing alliances, then we likely would be unable to affect our business strategy, which could negatively affect our results of operations. The profitability and success of our strategic marketing alliances could be adversely affected to the extent other mortgage lenders adopt or promote similar strategies and offer more attractive terms to our existing and potential alliance partners. Our business and prospects would be materially harmed if we were unable to maintain or enter into strategic marketing alliances with similar economic effect as we have utilized historically, as a result of regulatory action or otherwise. The U.S. Department of Housing and Urban Development, or “HUD”, is charged with interpreting the Real Estate Settlements Procedure Act, including arrangements between mortgage lenders and real estate brokers. We, among others, have received inquiries about our strategic marketing alliances, most recently in 2004. See “—Our business operations are subject to complex laws and regulations.”

We may not realize the expected results from our recent efforts to expand our strategic marketing alliances.

Strategic marketing alliances represent a very important part of our marketing and business strategies, and we have devoted a significant amount of our resources, including expenditures of monies, to expand the number of our strategic marketing alliances, especially in recent periods. We may not realize the expected benefits from this expansion of our strategic marketing alliances until future periods that are more than a year from now, and, in many cases, we may not realize the expected benefits at all. If we are unable to realize the expected benefits of our recent expansion of our strategic marketing alliances, then our business and our net income would be negatively affected. See “—The loss of our strategic marketing alliances, or our inability to create strategic marketing alliances in new markets, could negatively affect our results of operations” and “—Our business operations are subject to complex laws and regulations.”

Our recent operating results may not be indicative of our future operating results, due to several key factors.

Our growth has benefited from historically low interest rates and a long period of economic and population growth in our markets. Beginning in June 30, 2004 through year-end 2005, the Federal Reserve has raised the federal funds rate of interest 13 times from 1.00% to 4.25%. Our historical performance may not be indicative of results in the current rising interest rate environment. In addition, our recent and rapid growth may distort some of our ratios and financial statistics, especially where short-term interest rates may be as high or higher than longer-term interest rates. Our business strategy of building a growing portfolio of mortgage loans that we service and that is financed with leverage, including mortgage-backed debt securities, affects the comparability of our results, cash flows and financial condition against prior periods. Since early 2004, we have been retaining rather than selling a material portion of the loans we originate. We also have incurred, and will continue to incur, additional costs as a public company. We have also begun to invest in residential mortgage-backed securities to increase our net interest income. In light of this growth and the changes in our business, our historical performance and operating and origination data may not be predictive of our future performance.

We have had consolidated GAAP net losses.

We use REIT taxable income as the basis for establishing the amount of dividends payable to holders of our common stock. In 2004, when we completed our reorganization and our initial public offering, we realized REIT taxable income of $13.2 million, but had a consolidated net loss under Generally Accepted Accounting Principles, or “GAAP,” of $(48.3) million. For the nine months ended September 30, 2005, we had REIT taxable income of $14.2 million but a consolidated GAAP loss of $(12.0) million. REIT taxable income is a non-GAAP financial measure, and the most comparable GAAP measure is consolidated GAAP net income. Although our GAAP losses are declining, we may, depending upon the growth, size and profitability of our mortgage loans held for investment, in future periods have REIT taxable income while showing consolidated GAAP net losses. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the period ended September 30, 2005 and in our annual report on Form 10-K for the year ended December 31, 2004 for a reconciliation of REIT taxable income to GAAP net loss.

We may not realize the expected tax benefits from taxable losses realized at HBMC.

We believe we will be able to realize most of the tax benefits of our taxable losses that we generate at HBMC primarily due to tax planning strategies available to us that we believe would generate taxable income. We cannot make any assurance that these strategies or expectations or strategies will result in our being able to continue to realize those benefits. Our tax benefits to GAAP net income result from tax planning strategies we believe are available, and which are based upon our estimates and judgments regarding future HBMC taxable income, the valuation of our deferred tax asset, consideration of the reversal of other temporary differences and other factors. To the extent that these expectations or strategies result in less than expected tax benefits to us, or fail altogether, and we are forced to write down our deferred tax asset, then our net income and net worth would be negatively affected.

A decline in the market value of our assets may limit our ability to borrow additional funds or result in our lenders requiring additional collateral from us under our loan credit agreements. As a result, we could be required to sell some of our loans under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses.

Increases in interest rates may negatively affect our asset mix and earnings, could increase our competition in the purchase money mortgage market and may decrease the cash available for distribution to our shareholders.

As interest rates increase, the demand for consumer credit, including mortgage loans, generally decreases. Interest rates have been at historically low levels in recent years, but the Federal Reserve has been raising interest rates since June 2004. The Mortgage Bankers Association, or “MBA,” has predicted in January 2006 that total residential mortgage loan originations will decrease approximately 20% in 2006, due to higher interest rates and related decreases in mortgage refinancings and slowing housing construction. The MBA further projects that purchase money mortgage originations will remain flat in 2006, and that refinancings will decline by approximately 40%. Although we believe purchase money mortgages are affected less by changes in interest rates than refinancings, in a period of rising interest rates, the industry expects to originate fewer mortgage loans and, accordingly, we may be adversely affected by any slow-down in our industry. In addition, during any period of rising interest rates, the number of refinancings in the market likely would decrease. Any decreases in the markets’ mortgage loan volume could result in increased competition in the market generally, and especially in the purchase money mortgage market, which is our focus. During 2005 and subsequently, we have experienced a change in the mix of loans we originate, as well as higher early payoff rates among the variable-rate and hybrid loans we hold for investment, as investors seek to avoid future interest rate hikes by using fixed-rate mortgages. Accordingly, a period of rising interest rates may negatively affect our industry through fewer mortgage loan originations, increased competition and a slow-down in adjustable rate loan volume. All of these could adversely affect our asset growth, income and the price of our common stock and the funds that we have available for distribution to our common and preferred shareholders.

Increases in interest rates may adversely affect our costs and the market values of our assets.

Increases in interest rates may negatively affect borrowers’ ability to timely pay their mortgage loan obligations, residential property values and the market values of our assets. Although we generally only hold fixed-rate loans for a short period pending sale, the values of fixed-rate loans will be affected negatively by these increases. GAAP requires us to reduce our income and therefore our shareholders’ equity, or book value, by the amount of any decrease in the market value of our mortgage-related assets and loans held for sale. Any decreases in the aggregate market value of mortgage-backed securities held as available for sale results in a reduction to shareholders’ equity through a valuation adjustment. If a decrease is other-than-temporary, it results in a charge to earnings. We may also have to increase our allowance for loan losses if higher interest rates and monthly payments increase our customers’ delinquencies and defaults. Our net income also could be negatively affected as short-term interest rates have increased faster than long-term rates, which also may tend to speed prepayments of mortgage loans held for investment and mortgage backed securities that we hold. Faster prepayments may adversely affect our earnings and assets growth. We also are funding our purchases and holdings of long-term mortgage-backed securities with short-term repurchase agreements, and, unless successfully hedged, the resulting duration and interest rate mismatches could adversely affect our earnings and asset growth. See—“An increase in loan prepayments may negatively affect the yields on our assets.”

Changes in interest rates also may affect our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we incur in financing our assets through debt, including securitizations. In a period of rising interest rates, our interest expense could increase in different amounts and at different rates and times than the interest that we earn on our earning assets. If the net differential between our interest income on our mortgage loan assets and our interest expense to carry such loans and investments was reduced, our net income would be reduced. Interest rate fluctuations resulting in our interest expense exceeding our interest income could result in operating losses for us and may limit or eliminate our ability to make distributions to our shareholders. Changes in the level of interest rates may negatively affect our volume of mortgage loan originations, the value of our assets and our ability to realize gains from the sale of loans we originate for resale, all of which ultimately affect our earnings.

We may be unable to effectively hedge against changes in interest rates, which could adversely affect our earnings and cash available for distribution to our shareholders.

We attempt to reduce potential interest rate risks through various “hedging” activities, including entering into forward contracts to sell our loans in the secondary market, options to deliver mortgage-backed securities to the secondary market, and interest rate swaps and other interest rate protection contracts. The use of these transactions to hedge against interest rates involves the costs of certain types of hedges and has risks, including the risk that the hedging transaction may not be effective in reducing interest rate risks. Our management determines the nature and quantity of hedging transactions based on various factors, including market conditions and the expected volume of mortgage loan originations and sales. We also may be limited in the type and amount of hedging transactions that we may use in the future by our need to satisfy the REIT income tests under the Code. Only income from certain hedging transactions is disregarded income for purposes of the 95% gross income test, and no hedging income qualifies for purposes of the 75% gross income test. As a result, our ability to effectively hedge against changes in interest rates could be limited, and our earnings could be reduced and could vary more from period to period. Hedging may involve transaction expenses that increase our costs. When we de-designate or lose hedge accounting treatment on our interest rate swaps and other interest rate protection devices, these instruments’ change in value affects our GAAP income which likely will fluctuate more as a result.

We leverage our portfolio, which magnifies any income or losses we incur on our assets and may reduce cash available for distribution to our shareholders.

Our success is dependent, in part, upon our ability to increase our assets through the use of leverage. Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies potential changes in our income (up and down). We leverage our REIT portfolio of mortgage loans held for investment and mortgage-backed securities through borrowings, generally through the use of our warehouse lines of credit, our repurchase financing facilities, securitizations and other borrowings. The amount of leverage we incur will vary depending on our equity, our ability to obtain credit facilities and our lenders’ estimates of the value of our portfolio’s cash flow. The return on our investments and cash available for distribution to our shareholders may be reduced to the extent that changes in market conditions cause the costs of our financings to increase relative to the income that can be derived from the assets we hold in our portfolio. Further, the leverage on our equity may exacerbate any losses we incur. This is especially true when, as occurred at the end of 2005, short-term rates applicable to our financings were as high or higher than the rates available on our long-term assets due to an “inverted” yield curve.

Our debt service payments reduce the net income available for distribution to our shareholders. We may not be able to meet our debt service obligations in the future and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. A decrease in the value of our assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls. At year end 2005, we had a target overall leverage ratio of 16 to 20 times our equity, and our leverage ratio as of September 30, 2005 was approximately 15 times our equity. We may change our target leverage ratio, up or down, subject to market conditions, covenants contained in our financing facilities and other factors. We had outstanding indebtedness, including obligations under our warehouse facilities, mortgage loan repurchase facilities, loan aggregation facilities, securitization borrowings and other sources of borrowing, of approximately $5.2 billion as of September 30, 2005.

We may not be able to issue the additional equity necessary that may be required to leverage our portfolio.

Our business model is based on leveraging our portfolio through borrowings. The amount of leverage we may incur will vary depending on our equity and the covenants in our credit facilities’ requiring certain levels of equity and limiting our leverage. From time to time, we expect to issue additional equity securities to raise additional equity to support the additional leverage required to grow our portfolio. We cannot predict the amount of equity that will be required to fully leverage our portfolio or to enable us to maintain our target overall leverage ratio. Our ability to issue additional equity securities will depend, among other things, on market conditions and overall economic conditions, which are beyond our control. If we cannot issue equity securities in the future, we will be unable to execute our business strategy. As a result, our return on investments and cash available for distribution to our shareholders may be reduced.

Holding subordinated interests exposes us to increased risk.

We may hold as investments subordinated interests in mortgage-backed securities. Subordinated interests are classes of mortgage-backed securities that are subject to the prior claims on distributions of mortgage debt securities sold to investors. Losses on the underlying mortgage loans may be significant to the owner of a subordinated interest because the investments are leveraged. For example, if we held a $10 million principal amount subordinated interest in a $100 million pool of mortgage loans that is subject to $90 million of senior mortgage-backed securities, and that pool suffers $7 million of losses, then the entire loss will be allocated to us as owner of the subordinated interest. As a result, a 7% loss on the loans would translate into a 70% loss of principal and the related interest for the owner of the subordinated interest. We would recognize these losses as an impairment of the value of the related mortgage-backed securities.

Our mortgage servicing rights may increase the variability of our earnings.

We recognize mortgage servicing rights when we sell loans, but retain the servicing rights on those loans. We began to increase our third-party servicing in 2005, and at September 30, 2005, we had mortgage loan servicing rights of approximately $7.5 million related to approximately $1.0 billion of loans sold. As we expect to sell more loans with servicing retained, the amount of our mortgage servicing rights will increase. Mortgage servicing rights are marked to market quarterly, and their values are affected by interest rates and prepayment rates on the related mortgage loans and mortgage-backed securities. Marking a growing amount of mortgage servicing rights to their market values periodically may result in greater variability (increases and decreases) in our income. Valuing mortgage servicing rights involves a number of estimates and judgments.

Our financing facilities impose restrictions on our operations.

We have, and expect to continue to have, various credit and financing arrangements with third parties to fund our respective operations. Our existing credit and financing arrangements impose, and the terms of future credit and financing arrangements likely will continue to impose, restrictions on our operations. The agreements governing our existing credit and financing arrangements contain a number of covenants that, among other things, require us to:

•	satisfy prescribed financial ratios specific to each arrangement;

•	maintain a minimum level of tangible net worth, which is adversely affected by our consolidated GAAP net losses; and

•	maintain a minimum level of liquidity.

Certain facilities also have minimum net income covenants.

Our ability to comply with these ratios may be affected by events beyond our control. The agreements also contain covenants that, among other things, limit our ability to:

•	pay dividends or make distributions in respect of the shares or our other ownership interests in our subsidiaries;

•	incur additional debt without obtaining prior consent;

•	guaranty the debt of others;

•	make material changes in the nature of our business; and

•	sell all or substantially all of our assets or effect a merger or consolidation.

A breach of any of these restrictive covenants, or our inability to comply with the required financial ratios, could, unless waived or amended, result in a default under our credit and financing arrangements. If a default occurs, then the lenders may elect to declare all of our outstanding obligations, together with accrued interest and other fees, to be immediately due and payable. If we are unable to repay outstanding borrowings when due, then the lenders under our credit and financing arrangements will have the right to proceed against the collateral granted to them to secure the debt. If our outstanding debt were to be accelerated, our assets may not be sufficient to repay that debt in full, which would cause the market price of our common shares to decline significantly and would adversely affect the cash that we have available for distribution to our shareholders.

We have sought and received waivers and amendments to our financing facilities to cure defaults.

During 2003 and 2004, we breached certain of our net income, tangible net worth and leverage covenants, each of which constituted defaults. On January 24, 2005, we amended one aggregation repurchase facility, effective as of December 31, 2004, since we would not have met the GAAP net income covenant applicable at that date. We have subsequently amended these facilities to provide us more flexibility and to include trust preferred securities as equity for certain covenants. While we were able to obtain waivers of these defaults or amendments to these financing facilities that cured or avoid defaults, there is no assurance that we will not have further breaches or defaults or that any future breaches or defaults will be waived and not result in defaults under our financing facilities. Such defaults could result in acceleration of all or substantially all our indebtedness and the loss of earning assets securing our indebtedness, which would also adversely affect the market value of our shares of common and preferred stock and the cash available for distribution to our shareholders. See “—Our financing facilities impose restrictions on our operations.”

A prolonged economic slowdown, or declining real estate values, could reduce our growth and profitability.

We believe that the risks associated with our business will be more acute during periods of economic slowdown or recession, especially if these periods are accompanied by high interest rates and/or declining real estate values and home purchases. Declining real estate values likely will reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing home to support the refinancing of their existing mortgage loans or the purchase of new homes at higher prices and/or levels of borrowings. Declining real estate values also increase the likelihood that we will incur losses on loans that we are holding in the event of a default by the borrower. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net income from loans in our portfolio as well as our ability to originate, sell, finance and securitize mortgage loans, which would significantly harm the value of our loan portfolio, our results of operations, financial condition, business prospects, the price of our common stock and our ability to make distributions to our shareholders.

An increase in loan prepayments may negatively affect the yields on our assets.

The value of the mortgage loans and mortgage-backed securities that we may hold will be affected by prepayment rates on those mortgage loans. Prepayment rates on mortgage loans are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond our control. As a result, we are unable to predict prepayment rates with any certainty.

In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase. We likely would reinvest the proceeds that we receive from those prepayments in mortgage loans and other assets with lower yields than the yields on the mortgage loans that were prepaid. As interest rates decline, the market value of fixed-income assets generally increases. However, because of the risk of prepayment, the market value of mortgage assets does not increase to the same extent as fixed-income securities in an environment of declining interest rates.

Conversely, in periods of rising interest rates, prepayments on fixed-rate mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. In a rising interest rate environment, borrowers under adjustable-rate and hybrid mortgage loans may prepay these loans faster than expected, as they seek to avoid further rate increases by switching to fixed-rate mortgages. We may fail to recoup fully our origination costs as a result of prepayment, which also adversely affects our asset and net income growth.

The mortgage loans that we hold are subject to the risks of delinquency and foreclosure loss, which could result in losses to us.

Our mortgage loans are secured by residential properties and are subject to risks of loss from delinquencies and foreclosures. The ability of a borrower to repay a loan secured by residential property typically is dependent primarily upon the income or assets of the borrower. In addition, the ability of borrowers to repay their mortgage loans may be affected by, among other things:

•	property location and condition;

•	competition and demand for comparable properties;

•	changes in zoning laws for the property or its surrounding area;

•	environmental contamination at the property;

•	the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions;

•	declines in regional or local real estate values;

•	increases in interest rates or real estate taxes;

•	availability and costs of municipal services;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation and changes in tax laws; and

•	acts of God, war or other conflict, terrorism, social unrest and civil disturbances, and natural disasters, such as hurricanes.

In the event of a default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral that we can realize upon foreclosure and sale, and the principal and accrued interest of the mortgage loan and the cost of foreclosing on the related property. Losses resulting from mortgage loan defaults and foreclosures could have a material adverse effect on our income and cash flow from operations and could limit the funds that we have available for distribution to our shareholders. We are exposed to greater risks of loss where we make both a first and second lien mortgage loans on the same property and do not have the benefits of private mortgage insurance.

In the event of the bankruptcy of a mortgage loan borrower, the related mortgage loan will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy, as determined by the bankruptcy court. The lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that can have a substantial negative effect on our originally anticipated return on the foreclosed mortgage loan. Residential mortgage-backed securities evidence interests in, or are secured by, pools of residential mortgage loans. Accordingly, the subordinated tranches and interests that we hold in mortgage-backed securities are subject to all of the risks of the related mortgage loans. In addition, to the extent that the mortgage loans we originate experience relatively high rates of delinquency and/or foreclosure, we may be unable to securitize our mortgage loans on terms that are attractive to us, if at all.

We have limited experience in making provisions for loan losses, and our allowance for loan losses may be inadequate to cover potential future losses in our mortgage loan portfolio.

We attempt to maintain an appropriate allowance for loan losses, which we refer to as the “Allowance,” to provide for potential losses inherent in our portfolio of mortgage loans held for investment. We periodically determine the amount of the Allowance based upon our consideration of several factors, including:

•	an ongoing review of the size, quality and risk of our portfolio of mortgage loans held for investment as well as specific known risks;

•	our historical loan loss experience of similar types of loans;

•	the amount of past due and nonperforming loans;

•	regular reviews of loan delinquencies;

•	the value of the collateral securing the loans;

•	evaluation of economic and interest rate conditions; and

•	relevant industry data.

There is no precise method of predicting losses on mortgage loans held in our portfolio, and we make various assumptions and judgments with respect to the factors listed above. These assumptions and judgments are inherently uncertain, and, if they prove to be wrong, then we face the risk that charge-offs in future periods will exceed our Allowance and that additional increases in the Allowance will therefore be required. In addition, because we have limited loan loss experience and limited experience evaluating the adequacy of an Allowance, the risk of charge-offs in excess of our Allowance may be greater than if we had more experience in this area. Any additions to the Allowance could significantly harm our results of operations, financial condition, the price of our common stock and our ability to make distributions to our shareholders.

Changes in state laws could adversely affect our mortgage loan originations, sales and securitization.

Changes in laws regarding the rates and terms of mortgage loans and the regulation of mortgage loan originators, investors and lenders in the states where we operate could adversely affect our ability to originate, finance, sell and securitize our loans. In recent years, states have passed laws that have made lenders to, and purchasers from, mortgage originators liable for various originators’ violations of such laws. Enactment of similar laws applicable to the types of loans we originate could have a material adverse affect on our ability to finance, securitize or sell mortgage loans.

Our business would suffer if we are unable to sell or securitize the mortgage loans that we originate.

We sell all of the conforming mortgage loans that we originate. Our ability to sell mortgage loans depends on the availability of an active secondary market for residential mortgage loans, which, in turn, depends on the continuation of programs that currently are offered by Fannie Mae, Freddie Mac and other institutional investors upon which we rely. These entities account for a substantial portion of the secondary market in residential mortgage loans. Some of the largest participants in the secondary market, like Freddie Mac and Fannie Mae, are government-sponsored enterprises (GSEs) whose activities are governed by federal law, including capital adequacy requirements. As a result of accounting restatements at Fannie Mae that have reduced its capital, and closer regulatory and accounting scrutiny of Fannie Mae and the other mortgage GSEs, Fannie Mae and these other GSEs may reduce their purchases of mortgages, may purchase mortgages on less advantageous terms to the sellers, and may sell existing mortgages and mortgage backed securities. These changes may adversely affect the mortgage markets and our operations. Any future changes in laws or regulations, or other changes in the capital requirements, oversight or activities of these GSEs could harm our mortgage business as these likely would disrupt the secondary markets for mortgage loans and mortgage servicing rights and the spreads or profits available in such markets.

Our ability to sell mortgage loans also depends on our ability to remain eligible for the programs offered by Fannie Mae, Freddie Mac, and other institutional and non-institutional investors. The criteria for mortgage loans to be accepted under these programs may be changed by the investors, and if we lose our eligibility for any reason, or if our eligibility is impaired, then our business would be harmed. Our profitability from participating in any of these programs may vary depending on a number of factors, including our administrative costs of originating and selling qualifying mortgage loans, and the costs imposed upon us by the purchasers’ programs. Any decline in our profitability from participating in these programs would harm our mortgage banking business.

In the event that we could not utilize securitization financing, we would either hold, and finance, in part, the holding of, mortgage loans that we originate, or sell mortgage loans that we originate in a pool of whole mortgage loans. The terms of these alternative transactions may not be as favorable as securitization financing and may subject us to greater interest rate risk, and we could experience higher costs associated with these transactions, which would adversely affect our results of operations, financial condition and business prospects.

We rely on securitizations to fund the growth of our investment portfolio and our inability to utilize that method of financing may increase our cost of borrowing and could decrease our net interest margin.

We primarily fund mortgage loan purchases for our investment portfolio through securitizations. Since the completion of our initial public offering in July 2004, we have completed seven securitizations raising aggregate proceeds of approximately $6.2 billion. In the event that we were unable to utilize securitizations as our primary funding source, we would be required to finance the growth of our investment portfolio with other funding vehicles, such as repurchase agreements and warehouse credit facilities. Repurchase agreements and warehouse facilities typically have shorter terms than our securitizations and the lenders under these funding facilities have significant discretion to terminate them. The utilization of these funding vehicles may increase our cost of borrowing and could decrease our net interest margin. Under such circumstances, funds available for distribution to our shareholders could decrease.

Debt securitizations could lead to excess inclusion income that subject us or our shareholders that are disqualified organizations to additional federal income taxes.

In 2005, we engaged in four securitizations treated as “taxable mortgage pools” under Federal income tax laws because we believed such structures resulted in the best execution and price terms for us. While our articles of incorporation restrict ownership of our stock by “disqualified persons,” we may, in certain circumstances, be taxable at maximum corporate income tax rates on any excess inclusion income allocable to disqualified persons. There are also special rules for taxing our shareholders that are not disqualified shareholders on excess inclusion income allocable to them.

We have limited experience servicing mortgage loans.

While we are an experienced mortgage loan originator, we have limited experience servicing the mortgage loans we have originated. Prior to December 2003, we routinely transferred the servicing responsibilities on mortgage loans that we originated—other than construction-to-permanent loans during the construction phase—to third-party servicers, shortly after our origination of the loans. Beginning in December 2003, we retained the servicing responsibilities for some of the mortgage loans that we originated, and we currently service all of the loans that we hold for investment.

As a result of our limited experience servicing mortgage loans, we do not have representative historical delinquency, bankruptcy, foreclosure or default experience that may be referred to for purposes of estimating the future delinquency and losses of the mortgage loans in the loan group that we service.

Our limited servicing experience could lead to higher levels of delinquencies and realized losses than would be the case if the mortgage loans were serviced by a more experienced servicer. Any higher default rate resulting from delinquencies may negatively affect our earnings and the amount of funds that we have available for distribution to our shareholders. Our limited experience as a servicer could increase the interest expenses and the subordination levels of our securitizations. Such higher costs and the greater funding required to maintain larger subordinated interests in the securitizations may reduce our profitability and growth.

We may be required to repurchase mortgage loans that we have sold or to indemnify holders of our mortgage-backed securities.

If any of the mortgage loans that we originate and sell, or that we pledge to secure our credit facilities or mortgage-backed securities that we issue in our securitizations, do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, we may, in the case of loans that we have sold or financed, be required to repurchase those loans or, in the case of loans that we have securitized or sold subject to repurchase, repurchase the loans or replace them with substitute loans or cash. If we were to breach any of our representations and warranties, then we may have to bear any associated losses directly. In addition, in the case of breaches relating to loans that we have sold, we may be required to indemnify the purchasers of those loans for losses or expenses incurred as a result of a breach of a representation or warranty made by us. Also, if a borrower misses the first payment on a mortgage loan, or if the borrower pre-pays the mortgage loan within one year of its origination, we are, in some circumstances, required to repurchase the loan. Repurchased loans typically require working capital funding, and our ability to borrow against these assets is limited. This could limit the amount by which we can leverage our equity and our returns on assets and equity. Any significant repurchases or indemnification payments could significantly harm our cash flows and results of operations and limit our ability to make distributions to our shareholders.

We may suffer losses from defaulted mortgage loans that reduce our income.

We do not expect to collect servicing income from the time a loan becomes delinquent until foreclosure. In addition, we may suffer losses if the proceeds from a foreclosure sale of the property underlying a defaulted loan are less than the loan’s outstanding principal balance and accrued interest and charges, and the costs of servicing and foreclosing on the related property.

We also are affected by loan defaults and deficiencies on mortgage loans that we service. Under our servicing contracts, the servicer customarily must make advances to the owner of the loan, even when the loan is delinquent. To protect their liens on mortgaged properties, owners of loans usually require the servicer to advance the cost of mortgage and hazard insurance and tax payments on schedule, even if escrow account funds are insufficient. The servicer will be reimbursed by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of that reimbursement is typically uncertain. In the interim, the servicer must absorb the cost of funds advanced. The servicer must also bear the costs of attempting to collect on defaulted and delinquent loans. As a result, we may incur higher expenses than anticipated. If we are unable to recover amounts due to us, including any increased expenses we may incur, our cash flows and revenues would be reduced, and our ability to make distributions to our shareholders would be negatively affected.

We may be subject to losses due to fraudulent and negligent acts on the part of loan applicants, vendors and our employees or if we obtain less than full documentation with respect to our mortgage loans.

When we originate mortgage loans, we rely upon information supplied by borrowers and other third parties, including information contained in the applicant’s loan application, property appraisal reports, title information and employment and income documentation. If any of this information is misrepresented or falsified and if we do not discover it prior to funding a loan, then the actual value of a loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with any misrepresentation, whether it is made by the loan applicant, a third party or one of our employees. A loan subject to a material misrepresentation typically cannot be sold or is subject to repurchase or substitution if it is sold or securitized prior to detection of the misrepresentation. Although we may have rights against persons and entities who made or knew about the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect any monetary losses that we may have suffered from these persons.

During 2005, for approximately 24% of the mortgage loans, as measured by principal balance, that we originated, we received less than full documentation of the borrower’s income and/or assets. Instead, those applicants chose a loan product in which our credit decision was based on the borrower’s credit score and credit history, the value of the property securing the loan, the effect of the loan on the borrower’s debt service requirements and the rates and terms charged by us on the loan. We believe that there is a higher risk of default on loans where there is less than full documentation of the borrower’s income and/or assets.

We price our mortgage products to reflect risk, but our pricing terms may not be able to protect us from loss.

In pricing and determining customer eligibility for our mortgage loan products, we consider a variety of factors, including, among other things, the amount and type of documentation of the borrower’s income and/or assets, the borrower’s credit score and history, the property value securing the loan, the effect the loan may have on the borrower’s debt service requirements and the loan-to-value ratio. We assess the risks related to each of these factors and price our loan products according to our final risk assessment. The pricing and terms of our loan products, however, may not ultimately protect us from the risk of default on certain of the loans that we originate, as those loans carrying higher prices and more onerous terms present a higher risk of default. In the event of defaults on these loans, we likely would experience losses, which would negatively affect our cash flows and results of operations as the losses are incurred, and would reduce our funds available for distribution to our shareholders.

We face competition that could adversely affect our market shares and revenues.

We face competition from finance and mortgage banking companies, other mortgage REITs and Internet-based lending companies where entry barriers are relatively low, and banks, thrifts and securities brokers that are active participants in the mortgage industry. As we seek to expand our loan origination business further, we will face a significant number of additional competitors, many of which will be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do, have been established in certain market areas that we target, have far greater financial and other resources than we do, and may operate nationally or over larger markets than we do. We also face increased competition for strategic alliances with realtors and builders that may adversely affect our ability to maintain and expand our mortgage loan origination through strategic marketing alliances, as well as adversely affecting the costs of securing and maintaining alliance partners in this marketing channel.

Various Federal Home Loan Banks are also expanding their participation in the mortgage industry, and Fannie Mae and Freddie Mac remain dominant participants in the residential mortgage markets. While these GSEs presently do not have the legal authority to originate residential mortgage loans, they do have the authority to buy the same type of loans that we intend to hold for investment, and thereby indirectly compete for these products by providing purchase facilities to competitive mortgage loan originators. Fannie Mae and Freddie Mac dominate the secondary market, have lower capital costs and capital requirements than non-GSEs, and their programs and loans made by our competitors pursuant to GSE programs could adversely affect our ability to compete in the mortgage industry and the value of our common stock. The recent accounting changes, restatements and disclosures regarding the accounting risk management practices of the GSEs and inquiries regarding such practices by their regulators and the press could also affect investor confidence in us, and the value of our securities.

Competition in our industry can take many forms. Our competitors can offer lower interest rates and fees, apply less stringent underwriting standards, offer enhanced customer service and convenience in obtaining loans and offer a wide variety of loan products through diverse marketing and distribution channels. They may also seek to provide better terms to our existing and potential strategic marketing alliance partners. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. Price competition could cause us to lower the interest rates that we charge borrowers, which could reduce our profitability and the value of our loans that we sell or retain in our portfolio. If our competitors adopt less stringent underwriting standards, we may be pressured to do so as well. If we do not relax underwriting standards in response to our competitors, we may lose market share. If we relax our underwriting standards in response to price competition, we may be exposed to higher credit risk without receiving adequate fees and interest to compensate for the higher risk. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and significantly harm our business, financial condition, liquidity, results of operations, cash flows and ability to make distributions to our shareholders.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced growth at rates that have applied pressure to our management, administrative, operational and financial infrastructure. We expect to continue to experience those and other pressures on our organization, including the need to hire additional experienced personnel to meet our growth and our needs as a public REIT. An increase in the size of our operations may make it more difficult for us to originate quality loans in accordance with our current mortgage loan origination focus and strategies. We expect to need to attract and hire additional experienced managers and loan officers in a competitive hiring environment and, at the same time, continue to upgrade and expand our financial, operational and managerial systems and controls. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively or hire and retain qualified employees in sufficient numbers to meet our requirements. Any failure by us to manage our growth or our current level of business as a public company effectively may result in increased costs and decreased loan production, and could negatively affect our business, financial condition, liquidity, profitability, cash flows and ability to make distributions to our shareholders.

An interruption in service or breach in the security of our information systems could impair our ability to originate or service loans on a timely basis and may result in lost business, which may never be recovered.

We rely heavily upon communications and information systems to conduct our business. Failures or interruptions in service or breaches in security of our information systems or the third-party information systems on which we may from time to time rely could cause delays in our underwriting, credit risk assessments and other areas and could result in fewer loan applications being received and processed, and could reduce our efficiency in loan servicing. We cannot assure you that no material failures or interruptions will occur or, if they do occur, that we or the third parties on whom we rely will adequately address them. The occurrence of any failures or interruptions, including breach of our data security similar to that suffered by several national financial services firms in 2005, could significantly harm our customer relations and could adversely affect our growth, our costs to service loans and our ability to profitably securitize our mortgage loan portfolio.

Our business operations are subject to complex laws and regulations.

We must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all jurisdictions where we originate mortgage loans, as well as an extensive body of federal laws, rules and regulations. The number of changes in legal licensing requirements applicable to our business has increased in recent years, and individual municipalities have also begun to adopt ordinances and regulations that restrict or otherwise affect loan origination activities and, in some cases, loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other, increasing the costs of compliance and the risks of non-compliance with these laws, rules and regulations. Unlike our national bank and federally-chartered thrift competitors, we have no ability to use federal law to preempt any of these state and local laws.

Our failure to comply with these laws, rules and regulations can lead to, among other things:

•	civil and criminal liability, including potential monetary penalties;
•	loss of licenses or permits to do business in certain jurisdictions;
•	legal defenses giving borrowers the right to rescind or cancel loan transactions;
•	demands for indemnification or loan repurchases from purchasers of our loans; and/or
•	administrative orders and enforcement actions by our regulators.

It is difficult to determine the effect that any of these outcomes could have on our business operations, and, even if without an appropriate legal basis in our opinion, their occurrence would likely result in unforeseeable expenses and diversions of management time.

Some states in which we operate may impose regulatory requirements on our officers and directors. If any officer or director fails to meet or refuses to comply with a state’s applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state or the services of that person.

In March 2004 and July 2003, we received letters from HUD and a HUD contractor, respectively, requesting information regarding our strategic marketing alliances. The March 2004 letter sought information regarding whether flat monthly fees paid by us to realtors and home builders for the rental of space and the performance of services under our strategic marketing alliances are consistent with the RESPA restrictions on fees for the referral of business incident to real estate settlement services. Although this inquiry appears inactive, any determination that our strategic marketing alliances do not comply with applicable law could have a material adverse effect upon our business and results of operations unless and until we can develop alternative arrangements.

We use consumer credit reports, which are subject to regulation and may expose us to litigation or enforcement actions.

In connection with our loan file due diligence reviews, we have access to the personal financial information of the borrowers which is highly sensitive and confidential, and subject to significant federal and state regulation. For example, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act of 2003, and related regulations govern our use of consumer credit reports, our furnishing information to credit reporting agencies regarding our experience with our customers, and our sharing of information among affiliates. If a third party were to misappropriate this information, we potentially could be subject to both private and public legal actions. Although we have policies and procedures designed to safeguard confidential information, we cannot assure you that these policies and safeguards are sufficient to prevent the misappropriation of confidential information. We face costs of complying with these laws, and any failure by us to comply with these laws could result in government enforcement actions, as well as private litigation against us. The privacy and treatment of consumer credit reports, and consumer financial information generally, has received much recent media and legislative attention, and, in the future, we may face additional legal requirements or prohibitions on how we use the information that we obtain from our customers and third parties. These compliance costs, and the costs resulting from any enforcement actions or litigation, could negatively affect our business, financial condition and results of operations.

New legislation may restrict our ability to make mortgage loans, which would negatively affect our revenues.

In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as “predatory” lending practices, that are considered to be abusive. Several of these laws, rules and regulations restrict commonly accepted lending activities and could impose additional costly and burdensome compliance requirements on us. Some of these laws, rules and regulations impose certain restrictions on loans that charge certain points and fees or that have an annual percentage rate, or “APR,” that equal or exceed specified thresholds. These restrictions could expose us to risks of litigation and regulatory sanctions regardless of how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on the purchasers of mortgage loans, regardless of whether a purchaser knew of or participated in the violation. Accordingly, the third parties that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance loans that do not comply with these laws, rules and regulations. These laws, rules and regulations have required us to develop systems and procedures to ensure that we do not violate any aspect of these new requirements and may prevent us from making certain loans and cause us to reduce the APR or the points and fees we charge on the mortgage loans that we originate. Our competitors that are banks or federal thrifts may not be subject to these state laws, as federal bank regulators have preempted state laws for these competitors. Although these predatory lending laws currently are state or local laws, Congress has recently begun discussing possible federal predatory lending legislation, which, if adopted, would preempt inconsistent state laws.

We intend to avoid originating loans that meet or exceed the applicable APR or points and fees thresholds of these laws, rules and regulations in jurisdictions where we operate. If we elect to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with these legal requirements, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. Any of these actions could impose additional costs that significantly harm our business, cash flow, financial condition, liquidity and results of operations, and could limit our ability to make distributions to our shareholders.

The mortgage banking business, including our business, is seasonal, which may result in variations in our operating results and could adversely effect our business.

The mortgage banking industry generally is subject to seasonal variations, especially in states with adverse winter weather. Purchase money mortgage loan originations generally experience greater seasonal fluctuations than refinancings, which tend to be less seasonal and more closely related to changes in interest rates. Sales and resales of homes in our markets, and accordingly purchase money mortgage originations, typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. In addition, delinquency rates typically rise in the winter months, which results in higher servicing costs in our mortgage banking operations. The magnitude of seasonal variations is beyond our control and could adversely affect our business, especially if we are unable to take advantage of increased mortgage volume during peak periods, or if peak periods do not produce anticipated mortgage volume. These variations also will affect our quarterly results of operations and our cash and capital requirements and the amounts available, without borrowing, for distribution to our shareholders each quarter.

Hurricanes and other natural disasters may adversely affect our business.

Our business may be affected adversely by hurricanes, wild fires, floods and other natural disasters. The hurricanes and related flooding that hit Florida in 2004 and 2005, and the damage they caused may increase the risk of default by certain of our borrowers, and may have reduced the value of the mortgaged properties securing certain of our loans. Hurricanes and other natural disasters can force the closure of offices in the affected areas and increase the time and costs needed to close new loans. To the extent that we have natural disasters such as hurricanes or floods in our markets, our business operations may be interrupted, and we may suffer losses on loans made in the affected areas. Standard homeowner insurance policies generally do not provide coverage for natural disasters, such as hurricanes or flooding, and in such cases, we obtain supplemental insurance coverage for such losses. Borrowers may not be able to repair the property or may stop paying their mortgages if the property is damaged as a result of natural disasters, primarily as a result of borrowers’ loss of jobs and income, and secondarily as a result of inadequate insurance. Any sustained period of payment delinquencies, foreclosures or losses resulting from the recent hurricanes, future hurricanes or other natural disasters could adversely affect both our net income from the loans in our portfolio as well as our ability to originate, sell, finance and securitize mortgage loans, which would significantly harm our results of operations, cash flows, financial condition, business prospects, the price of our common stock, our ability to make distributions to our shareholders and the value of the subordinated interests that we hold in our mortgage loan securitizations.

Risks Related to Our Securities

Our stock price and trading volume may be volatile, which could result in substantial losses to our shareholders.

The equity securities markets have experienced volatility, creating highly variable and unpredictable pricing of equity securities. The market price of our capital stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include general market and economic conditions, and those factors described in this Report under “Risk factors” and in other reports that we file with the Securities and Exchange Commission.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our securities. If the market price of our securities declines, you may be unable to resell your securities at or above the public offering price, or upon terms that otherwise are attractive to you. We cannot assure you that the market price of our securities will not fluctuate or decline significantly, in the future. In addition, the securities markets in general can experience considerable price and volume fluctuations.

Our ability to pay dividends on shares of our common and preferred stock may be limited.

Our ability to pay dividends on shares of our common and preferred stock will depend almost entirely on the difference, or “spread,” between the interest rates we earn on our assets and the interest rates we pay on our debt, as well as payments and dividends received on our interests in our subsidiaries, especially HBMC. Additionally, the terms of some of our debt facilities limit our ability to make some types of payments and other dividends, including payment of dividends on the Series A Preferred Stock, unless we meet certain financial tests, including maximum leverage covenants and minimum equity levels. Our debt facilities restrict us from paying dividends or distributions to our preferred and common shareholders when a payment default exists and is continuing or would arise from the payment of dividends or distributions on our preferred or common stock. Otherwise, our payment of dividends is restricted where a default exists under our debt facilities and is continuing, or would arise as a result of such payments, except in the case where such dividends or distributions are necessary to maintain our tax status as a REIT. As a result, we may not be able to pay dividends on the Series A Preferred Stock in one or more periods.

Our ability to pay dividends is further limited by the requirements of Georgia law.

Our ability to pay dividends on shares of our common and preferred stock is further limited by the laws of the State of Georgia. Under the Georgia Business Corporation Code, a Georgia corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution or pay a dividend on shares of our common or preferred stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any shares of our preferred stock then outstanding.

We may not have the ability to pay distributions to you in the future.

We intend to distribute to our shareholders all or substantially all of our REIT taxable income in each year in at least the amount needed to preserve our REIT status. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, including cash, liquidity and borrowing capacity, maintenance of our REIT status and other factors that our board of directors determine relevant from time to time. We cannot predict our ability to pay distributions in the future.

We may issue additional shares of our common and preferred stock in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

Our articles of incorporation authorize our board of directors, without shareholder approval, to, among other things:

•	issue additional common stock or issue preferred stock in connection with future equity offerings and acquisitions of securities or assets of other companies; and

•	set the preferences, rights and other terms of preferred stock of various series, including preference rights over the common stock with respect to dividends, liquidation, voting and other matters.

From time to time, we expect to issue additional equity securities to raise additional equity to support the additional leverage required to grow our portfolio. The issuance of any additional shares of common stock could be substantially dilutive to our common shareholders if they elect not to invest in future offerings. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common and preferred stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock.

We may issue debt and equity securities which are senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-

term notes, senior notes, subordinated notes, preferred stock or common stock. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to the holders of our common stock and preferred stock. Our preferred stock has a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common shareholders. We expect that our leverage strategy will require us to seek substantial amounts of commercial credit and issue debt securities to support our asset growth. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your shares of common stock and diluting your interest in us. We can change this leverage strategy from time to time without shareholder approval.

Changes in market interest rates may adversely affect the prices of our stock.

The market prices of our capital stock (common and preferred stock) could also be influenced by the yields on alternative investments. An increase in market interest rates could result in higher yields on other investments and could adversely affect the market, volume and price of our common and preferred stock. Furthermore, investors may be attracted to buying and/or selling shares of a REIT based on the distributions on the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher distribution rate, although our business and profitability likely will be adversely affected by such changes, making it more difficult to maintain or increase our distributions to our shareholders. As rates increase, the market price of our shares could therefore decrease.

Our earnings and cash distributions may affect the market price of our stock.

Generally, the market value of a REIT’s equity securities is based on the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, its size and financial condition, whether from operations, sales, acquisitions or refinancings, and on the value of the REIT’s underlying assets. For that reason, shares of our common and preferred stock may trade in the public market at prices that are higher or lower than our net asset value per common share, after taking into account any preferred stock liquidation preference. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flow to our shareholders, the retained funds, while increasing the value of our underlying assets, may negatively affect the market price of our common stock. Our failure to meet market expectations with respect to earnings and cash distributions and financial condition could adversely affect the market price of our common stock.

Certain of our shareholders who received shares of common stock in our reorganization have registration rights to facilitate future public resales of such shares, which may adversely affect the market price of our common stock.

Certain of our shareholders who received unregistered shares of our common stock in our reorganization have registration rights, consisting of piggyback registration rights with respect to 10,441,123 shares of our common stock. All of these shares have been registered for resales under our shelf registration. These shareholders may exercise these registration rights at any time in accordance with the terms and conditions of the applicable registration rights agreement.

Future public resales of these shares may adversely affect the market price of our common stock, and limit our ability to increase our assets and related interest income. This could also adversely affect our other securities, including our Series A Preferred stock.

Tax risks related to our business and structure

Failure to qualify as a REIT would negatively affect our operations and our ability to make distributions to our shareholders.

Since our initial public offering, we have operated so as to qualify as a REIT for federal income tax purposes. In conjunction with our initial public offering and our follow-on equity offering, we have received opinions of our legal counsel, Alston & Bird LLP, that, based on certain assumptions and representations, commencing with our short taxable year ended December 31, 2004, we are organized and operated in conformity with the requirements for qualification as a REIT under sections 856 through 860 of the Code, and our current and proposed method of operation enables us to continue to meet the requirements for taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service, or “IRS,” or any court. The REIT qualification opinion only represents the view of Alston & Bird LLP based on its review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders.

If we fail to qualify as a REIT in any taxable year, then we would be subject to federal income taxation (including any applicable alternative minimum taxation) on our taxable income at regular corporate rates. In addition, we generally would be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability, and we would no longer be required to make distributions to shareholders. We might be forced to borrow additional funds or liquidate some of our investments in order to pay the applicable tax.

In certain circumstances, we may be able to pay a penalty tax and retain our REIT status, notwithstanding our failure to satisfy one or more REIT requirements. We cannot predict, however, whether we would qualify for the relief provisions.

REIT distribution requirements could negatively affect our liquidity, profitability and future growth.

In order to qualify as a REIT, we generally are required each year to distribute to our shareholders at least 90% of our REIT taxable income, excluding any net capital gain. To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, we will be subject to corporate income taxation on our undistributed REIT taxable income. In addition, with respect to any calendar year, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us are less than the sum of:

(1) 85% of our ordinary REIT income for that year;

(2) 95% of our REIT capital gain net income for that year; and

(3) 100% of our undistributed REIT taxable income from prior years.

We intend to make distributions to our shareholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash could require us to sell assets or to borrow funds to meet these REIT requirements.

Some of our assets may generate substantial mismatches between REIT taxable income and available cash. As a result, our taxable income may exceed our cash available for distribution.

Among other things, examples of possible timing differences and mismatches include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

The requirement to distribute at least 90% of our net taxable income could cause us to:

•	sell assets in adverse market conditions;

•	borrow on unfavorable terms; or

•	distribute amounts that would otherwise be invested in earning assets, future acquisitions, capital expenditures or repayment of debt.

Our distributions may, from time to time, include a return of capital. Amounts distributed will not be available to fund our operating activities and growth. We expect to fund our mortgage loan origination and other operating activities through borrowings from financial institutions, securitization financings and future issuances of our common stock. If we fail to obtain debt or equity capital in the future, then our growth may be limited, which likely would have a negative effect on the value of our common stock.

Complying with REIT requirements may limit our ability to effectively hedge our interest rate risk.

The REIT provisions of the Code may limit our ability to hedge our potential exposure to changes in interest rates by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from non-qualified hedging transactions, from our provision of services and from other non-qualifying sources, to no more than 5% of our annual gross income. As a result, we may have to limit our use of hedging techniques that might otherwise be attractive to us. This could result in greater risks associated with changes in interest rates than we would otherwise incur. If we were to violate one or both of the REIT gross income tests but otherwise qualified to retain our REIT status, then we would be subject to a penalty tax generally equal to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 95% of our gross income (excluding gross income from prohibited transactions) exceeds the amount of our income qualifying under the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the REIT gross income tests, unless our failure was due to reasonable cause and not due to willful neglect, then we could lose our REIT status for federal income tax purposes. We cannot predict whether in all circumstances we will qualify for relief under the Code’s REIT provisions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing our loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale for federal income tax purposes. Securitizations involving transfers of mortgage loans by REITs to a real estate mortgage investment conduit, or “REMIC,” are treated as sales for tax purposes, which may cause such securitization transactions to be subject to the prohibited transactions tax. Therefore, in order to avoid the prohibited transactions tax, we may limit the structures that HomeBanc Corp. utilizes for its securitization financings, even though such sales or structures might otherwise be beneficial for us. Our taxable REIT subsidiaries may sell mortgages and use REMIC securitization and financing structures that are considered sales for tax purposes, however.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts that we distribute to our shareholders and the ownership of our stock. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution or where we have opportunities to reinvest those funds in attractive businesses or assets. Therefore, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Recent changes in taxation of corporate dividends may negatively affect the value of our common stock.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular subchapter C corporation. This reduced tax rate, however, generally will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. This legislation could cause domestic noncorporate investors to view the stock of non-REIT subchapter C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because dividends from non-REIT subchapter C corporations generally will be taxed at a lower rate to the investor while dividends from REITs generally will be taxed at the same rate as the investor’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of absolute price or relative to other investments.

Risks related to our company, structure and change in control provisions

Maintenance of our investment company act exemption imposes limits on our operations and limits our holdings of mortgage-backed securities.

We have conducted and intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, the “Investment Company Act.” Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the current interpretations of the Staff of the Securities and Exchange Commission, or the “SEC,” in order to qualify for this exemption, we must, among other things, maintain at least 55% of our assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate and at least an additional 25% of our assets in the same type of assets. In addition, unless certain mortgage-backed securities represent all the certificates issued with respect to an underlying pool of mortgage loans, such securities may be treated as securities separate from the underlying mortgage loans, and thus may not qualify as qualifying interests in real estate for purposes of the 55% requirement. To maintain the exemption, the assets that we may acquire will be limited by the provisions of the Investment Company Act and the rules and regulations promulgated under this Act. In addition, we could, among other things, be required either:

•	to change the manner in which we conduct our operations to avoid being required to register as an investment company; or

•	to register as an investment company;

either of which could have an adverse effect on our operations, our governance and costs and the market price for our common stock. Both the Investment Company Act and federal income tax rules significantly limit the types of mortgage-backed securities in which we can invest. This will limit our growth in such assets and our ability to leverage our equity and increase our net interest income through such investments. Our failure to qualify for exemption from registration as an investment company could therefore substantially reduce our ability to use leverage. Any such failure to qualify for such exemption would have a material adverse effect on our results of operations.

The stock ownership limit imposed by our articles of incorporation may inhibit market activity in our stock and may restrict our business combination opportunities.

In order for us to qualify as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively (by virtue of the attribution provisions of the Code), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our articles of incorporation, with certain exceptions, authorize our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provide that, unless exempted by our board of directors, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of 9.8% of:

•	the aggregate Market Price (as defined in our articles of incorporation) of all outstanding shares of all classes and series of our capital stock, or

•	the aggregate Market Price or the number of shares, whichever is more restrictive, of the outstanding shares of our common stock.

Our board of directors, in its sole discretion, may grant an exemption from that ownership limit, subject to any conditions, representations and undertakings as it may determine. This ownership limit could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or which shareholders otherwise may consider to be in their best interest.

Our executive officers have agreements that provide them with benefits in the event their employment is terminated following a change of control.

We have entered into agreements with certain members of our senior management team, Messrs. Patrick S. Flood, Kevin D. Race, John Kubiak, Nicolas Chater and Mike Barber and Drs. Lopez and Reighard, that provide them with severance benefits if their employment ends under specified circumstances following a change in control. These benefits could increase the cost to a potential acquirer of us and thereby prevent or discourage a change of control that might involve a premium price for our shares or which our shareholders may otherwise consider desirable.

Certain provisions of Georgia law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control of our company, which could have an adverse effect on the value of our common stock.

Certain provisions of our articles of incorporation, our bylaws and Georgia law could have the effect of discouraging a third party from acquiring control of us without the approval of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that our shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Selected loan data

The following table details the wide variety of mortgage loan types originated by us to meet different market and customer needs, as measured by principal balance. The full amount of construction-to-permanent loans that have been closed is included in the following table, regardless of the amount funded.

	2005		2004		2003
Loan Type	Dollars (000s)	% of Loans	Dollars (000s)	% of Loans	Dollars (000s)	% of Loans

Conforming mortgage loans	$1,439,860	22.4%	$ 943,144	16.8%	$1,776,509	30.0%

Nonconforming mortgage loans
1-month interest-only adjustable rate	49,120	0.8	615,976	11.0	290,673	4.9
6-month interest-only adjustable rate	54,906	0.9	1,766,093	31.4	1,974,789	33.4
3-year fixed/6-month interest-only adjustable rate	516,627	8.0	359,340	6.4	28,482	0.5
5-year fixed/6-month interest-only adjustable rate	2,432,014	37.8	920,036	16.4	165,060	2.8
7-year fixed/6-month interest-only adjustable rate	888,822	13.8	96,704	1.7	54,529	0.9
All other nonconforming mortgage loans	275,586	4.3	222,085	3.9	927,298	15.7

Total nonconforming mortgage loans(1)	4,217,075	65.5%	3,980,234	70.8%	3,440,831	58.1%
FHA-and VA-qualified mortgage loans	191,078	3.0	180,718	3.2	321,078	5.4
Second lien mortgage loans	292,645	4.5	396,581	7.1	239,634	4.0
Construction-to-permanent loans	232,001	3.6	64,092	1.1	92,010	1.6
Subprime loans	67,106	1.0	56,911	1.0	44,394	0.7
Other	2,330	0.0	1,554	0.0	5,577	0.1

Total(1)	$6,442,095	100.0%	$5,623,234	100.0%	$5,920,034	100.0%

Total adjustable-rate loans	$4,681,616	72.7%	$4,465,628	79.4%	$3,295,500	55.7%
Total fixed-rate loans	1,760,479	27.3	1,157,606	20.6	2,624,534	44.3

Total(1)	$6,442,095	100.0%	$5,623,234	100.0%	$5,920,034	100.0%

(1)	Slight variations in totals are due to rounding.

Our mortgage loans held for investment

The following tables provide information about our mortgage loans held for investment at December 31, 2005. The second lien mortgages are closed-end loans made in connection with a first lien mortgage loans in the same property

The loans are shown by product type below:

	As of December 31, 2005
Loan Type	Dollars (000s)	% of Loans

1 month interest-only, adjustable rate	$ 346,210	6.3%
6 month interest-only, adjustable rate	804,331	14.7
3-year fixed/6-month interest-only, adjustable rate	617,351	11.3
3-year fixed/1-year interest-only, adjustable rate	2,682	0.0
5-year fixed/6-month interest-only, adjustable rate	2,587,230	47.4
5-year fixed/1-year interest-only, adjustable rate	7,060	0.1
7-year fixed/6-month interest-only, adjustable rate	761,356	14.0
7-year fixed/1-year interest-only, adjustable rate	11,240	0.2
10-year fixed/6-month interest only, adjustable rate	24,122	0.4
10-year fixed/1-year interest-only, adjustable rate	5,653	0.1
Second lien mortgage loans	277,974	5.1
Construction-to-permanent loans	7,887	0.1

Total(1)	$5,453,096	100.0%

(1)	Slight variations in totals are due to rounding.

The following shows the loans by state where the properties are located:

	As of December 31, 2005
State	Dollars (000s)	% of Loans

Florida	$2,873,471	52.7%
Georgia	2,256,480	41.4
North Carolina	264,099	4.8
Other	59,046	1.1

Total(1)	$5,453,096	100.0%

(1)	Slight variations in totals are due to rounding.

The following shows the loan to value ratios, or “LTVs” for the first lien mortgage loans held for investment and the combined loan to value ratios, or “CLTVs,” for the second lien mortgage loans held for investment:

First lien mortgages

	As of December 31, 2005
LTV	Dollars (000s)	% of Loans

50% or less	$ 115,037	2.2%
50.01 – 60%	162,216	3.1
60.01 – 70%	380,646	7.4
70.01 – 75%	390,136	7.5
75.01 – 80%	3,133,942	60.6
80.01 – 90%	217,702	4.2
90.01 – 95%	194,140	3.8
95.01% or more	581,303	11.2

Total(1)	$5,175,122	100.0%

Weighted average first lien LTV	79.89%

(1)	Slight variations in totals are due to rounding.

Second lien mortgages

	As of December 31, 2005
CLTV	Dollars (000s)	% of Loans

50% or less	$ 12,511	4.5%
50.01 – 60%	46	0.0
60.01 – 70%	175	0.1
70.01 – 75%	831	0.3
75.01 – 80%	1,090	0.4
80.01 – 90%	58,909	21.2
90.01 – 95%	42,617	15.3
95.01% or more	161,794	58.2

Total(1)	$277,974	100.0%

Weighted average second lien CLTV	93.08%

(1)	Slight variations in totals are due to rounding.

The following shows the FICO scores for the mortgage loans held for investment:

First lien mortgages

	As of December 31, 2005
FICO Score(1)	Dollars (000s)	% of Loans

800+	$ 169,074	3.3%
775 – 799	734,777	14.2
750 – 774	943,010	18.2
725 – 749	938,584	18.1
700 – 724	997,238	19.3
675 – 699	786,571	15.2
650 – 674	493,144	9.5
649 or below	88,071	1.7
No score available	24,653	0.5

Total(2)	$5,175,122	100.0%

Weighted average middle FICO score	730

(1)	The credit scores are based on the scoring methodology applied by Fair Isaac Corporation.

(2)	Slight variation in totals is due to rounding.

Second lien mortgages

	As of December 31, 2005
FICO Score(1)	Dollars (000s)	% of Loans

800+	$ 8,056	2.9%
775 – 799	36,992	13.3
750 – 774	53,607	19.3
725 – 749	57,026	20.5
700 – 724	51,772	18.6
675 – 699	44,063	15.9
650 – 674	24,710	8.9
649 or below	1,119	0.4
No score available	629	0.2

Total(2)	$277,974	100.0%

Weighted average middle FICO score	731

(1)	The credit scores are based on the scoring methodology applied by Fair Isaac Corporation.

(2)	Slight variation in totals is due to rounding.

The following shows the mortgage loans held for investment by property type:

	As of December 31, 2005
Property Type	Dollars (000s)	% of Loans

Single family detached residences	$1,858,528	34.1%
2-4 family residences	64,563	1.2
Condominium/Cooperative apartment	850,619	15.6
Planned unit development(1)	2,645,738	48.5
Other/Townhouse.	33,648	0.6

Total(2)	$5,453,096	100.0%

(1)	Represents individual properties in a single-family residential development with common areas maintained by a residential association.

(2)	Slight variation in totals is due to rounding.

The following shows the principal balance of the mortgage loans held for investment as of December 31, 2005:

First lien mortgages

	As of December 31, 2005
Principal Amount of Loan	Dollars (000s)	% of Loans

$100,000 or less	$ 154,894	3.0%
$100,001 – $150,000	752,424	14.5
$150,001 – $200,000	793,801	15.3
$200,001 – $300,000	1,200,325	23.2
$300,001 – $400,000	746,988	14.4
$400,001 – $500,000	509,224	9.8
$500,001 – $600,000	308,780	6.0
$600,001 – $700,000	219,604	4.2
$700,001 – $800,000	104,476	2.0
$800,001 – $900,000	68,890	1.3
$900,001 – $1,000,000	105,947	2.0
$1,000,001 – $1,500,000	136,815	2.6
$1,500,001 or higher	72,954	1.4

Total(1)	$5,175,122	100.0%

Average balance	$235,817

(1)	Slight variation in totals is due to rounding.

Second lien mortgages

	As of December 31, 2005
Principal Amount of Loan	Dollars (000s)	% of Loans

$10,000 or less	$ 1,222	0.4%
$10,001 – $15,000	6,213	2.2
$15,001 – $20,000	11,483	4.1
$20,001 – $30,000	44,634	16.1
$30,001 – $40,000	52,947	19.0
$40,001 – $50,000	39,165	14.1
$50,001 – $60,000	28,507	10.3
$60,001 – $70,000	18,400	6.6
$70,001 – $80,000	15,245	5.5
$80,001 – $90,000	12,006	4.3
$90,001 – $100,000	8,102	2.9
$100,001 – $125,000	13,111	4.7
$125,001 – $150,000	10,759	3.9
$150,001 or higher	16,180	5.8

Total(1)	$277,974	100.0%

Average balance	$39,967

(1)	Slight variation in totals is due to rounding.